Exhibit 99.1

AT THE COMPANY
James C. Mastandrea
Chairman and Chief Executive Officer
jmastandrea@prgreit.com

Davis B. Bonner
Assistant Vice President – Investor Relations
216.430.2709
bbonner@prgreit.com

FOR IMMEDIATE RELEASE

PARAGON ANNOUCES DISPOSITION OF NON-CORE ASSETS

Cleveland, Ohio, October 2, 2003 – Paragon Real Estate Equity and Investment Trust (“Paragon”) (AMEX: PRG) today announced it has completed the sale of its general partnership interests in four industrial properties located in Minnesota. The sale of the partnership interests was one of the five proposals approved by Paragon’s shareholders at the June 30, 2003 shareholders’ meeting, at which time the shareholders also approved changing the name of the company from Stonehaven Realty Trust (“Stonehaven”) to Paragon. Paragon’s interests were sold to a partnership affiliated with the former chairman and the former chief executive officer of Stonehaven. The sale of the partnership interests is described in greater detail in Paragon’s proxy statement and exchange offer dated May 30, 2003 and the Form 8-K dated July 15, 2003, both of which are filed with the Securities and Exchange Commission.

As previously disclosed, the sale price for the transaction was $8,275,000 and the net proceeds to Paragon included approximately $1.3 million in cash and 2.9 million common shares of Paragon. Paragon intends to invest the funds consistent with its growth strategy to build a national real estate business. Commenting on the sale, James C. Mastandrea, Chairman and CEO of Paragon, said, “The disposition provides us the opportunity to focus on our strategic plan to grow Paragon. We expect to be able to announce this plan to our shareholders and the market during the fourth quarter of 2003.”

Forward-Looking Statements

Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Paragon Real Estate Equity and Investment Trust believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that the planned implementation of a national real estate acquisition strategy will be completed in whole or in part. Factors that could cause actual results to differ materially from Paragon’s expectations include changes in local or national economic or real estate conditions, the ability to meet competition, loss of existing key personnel, ability to hire and retain future personnel and other risks detailed from time to time in Paragon’s SEC reports and filings, including its annual report on Form 10-K/A, quarterly reports on Form 10-Q and periodic reports on Form 8-K. Paragon assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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